Exhibit 99

Represents shares purchased by MGN America, LLC (“MGN America”) in a private placement occurring contemporaneously with the Issuer’s underwritten public offering.  The purchase price paid by MGN America is the same price paid by the public in the offering.  MGN America did not pay commissions to the underwriters.  MGN America is a member of a “group” with Mr. Katzman for purposes of Section 13(d) of the Exchange Act of 1934, as amended (the “Exchange Act”).  MGN America is wholly-owned subsidiary of MGN (USA) Inc. (“MGN (USA)”), a wholly-owned subsidiary of Gazit-Globe, Ltd. (“Gazit-Globe”).  Mr. Katzman is the Chairman of the Board of Gazit-Globe.

The securities reported as beneficially owned by Mr. Katzman include:

(a)	1,263,197 shares held of record by Gazit-Globe, which is a member of a “group” with Mr. Katzman for purposes of Section 13(d) of the Exchange Act.

(b)
5,386,857 shares held of record by Ficus, Inc. (“Ficus”), which is a member of a “group” with Mr. Katzman for purposes of Section 13(d) of the Exchange Act.  Ficus is also a wholly-owned subsidiary of First Capital Realty Inc.  (“First Capital”), an Ontario corporation, and is indirectly controlled by Gazit-Globe.  Mr. Katzman is the President of Ficus and Chairman of the Board of First Capital and Gazit-Globe.

(c)
8,596,713 shares held of record by Silver Maple (2001), Inc. (“Silver Maple”), which is a member of a “group” with Mr. Katzman for purposes of Section 13(d) of the Exchange Act.  Silver Maple is also a wholly-owned subsidiary of First Capital and is indirectly controlled by Gazit-Globe.  Mr. Katzman is the President of Silver Maple and Ficus and Chairman of the Board of First Capital and Gazit-Globe.

(d)	6,118,645 shares held of record by MGN (USA), a wholly-owned subsidiary of Gazit-Globe and a member of a “group” with Mr. Katzman for purposes of Section 13(d) of the Exchange Act.

(e)	6,884,429 shares held of record by MGN America (including the 440,000 shares reported herein).

(f)	8,748,422 shares of record held by Gazit 1995, Inc. (“Gazit 1995”), a wholly-owned subsidiary of MGN (USA) and a member of a “group” with Mr. Katzman for purposes of Section 13(d) of the Exchange Act.

(g)	130,337 shares held of record by Mr. Katzman’s wife directly and as custodian for their daughters.

(h)	648,885 other shares held directly and indirectly by Mr. Katzman.